Unity Bancorp, Inc.
64 Old Highway 22
Clinton, NJ 08809
800 618-BANK
www.unitybank.com

NewsNewsNewsNewsNews

For Immediate Release:

September 26, 2007

News Media & Financial Analyst Contact:
Alan Bedner, EVP
Chief Financial Officer
(908) 713-4308

UNITY ANNOUNCES CHANGES TO SBA PROGRAM

Clinton, NJ - Unity Bancorp, Inc. (NASDAQ: UNTY), parent company of Unity Bank, announced today that its Unity Bank subsidiary has changed the administration of its Small Business Administration (“SBA”) guaranteed loan program.  After reviewing the performance characteristics of its SBA loan portfolio, including the rates paid on these loans and the historic credit quality and charge-off rates for the portfolio, management has concluded that it is in the best interests of the Company and its shareholders to retain a significant portion of these loans in the Bank’s portfolio, rather than selling them to the secondary market. While this will result in lower gains on sales, management believes the long-term increase in interest income will benefit shareholders.

Historically, Unity has sold the guaranteed portion of its current available production of SBA loans to secondary market investors, earning gains on the sales of these loans. These gains have historically constituted a material portion of Unity’s earnings. Although the Bank will continue to be a participant in the secondary market for SBA loans, current pricing levels on SBA loans have provided Unity with the opportunity to begin to hold a significant percentage of its current and future SBA production in portfolio, rather than selling the product.

Unity’s Board believes this change will be in the best long-term interests of the Company’s shareholders, increasing the Company’s net interest income, although it will significantly reduce the short-term earnings of the Company by reducing current period reported gains on SBA sales by as much as fifty percent. For the second quarter of 2007, the Company reported $824 thousand in gains on SBA sales. In the third quarter of 2007, the Company expects that gains on sales of SBA loans will be reduced to approximately $400 thousand. As net interest income increases, however, the Company expects the change to be accretive to earnings within approximately twelve to fourteen months.

“This change in strategy is clearly in the best long term interest of the Company,” said Chief Executive Officer, James A. Hughes. “Due to current market conditions and lower than expected bids on certain asset types, we believe that it now makes more economic sense to hold these assets rather than sell for short term gains.   We are building this franchise for the long-term, and therefore will not sell high yielding assets unless we feel we are being appropriately compensated.”

Unity Bancorp, Inc., is a financial service organization headquartered in Clinton, New Jersey, with $732 million in assets and $596 million in deposits. Unity Bank provides financial services to retail, corporate & small business customers through its 16 retail service centers located in Hunterdon, Middlesex, Somerset, Warren and Union counties in New Jersey and Northampton County, Pennsylvania. For additional information about Unity visit our website at www.unitybank.com or call 800 618-BANK.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Those statements are subject to known and unknown risk, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements.  We based the forward-looking statements on various factors and using numerous assumptions.  Important factors that may cause actual results to differ from those contemplated by forward-looking statements include, for example, the rate of prepayment by our loan customers, the effect of changing economic conditions and, in particular, changes in interest rates, changes in government regulations, tax rates and similar matters, and other risks which may be described in our future filings with SEC.